UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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LUBY’S, INC.
(Name of Registrant as Specified in Its Charter)

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD.
PARCHE, LLC
RCG ENTERPRISE, LTD
RCG STARBOARD ADVISORS, LLC
RAMIUS CAPITAL GROUP, L.L.C.
C4S & CO., L.L.C.
PETER A. COHEN
MORGAN B. STARK
JEFFREY M. SOLOMON
THOMAS W. STRAUSS
STEPHEN FARRAR
WILLIAM J. FOX
BRION G. GRUBE
MATTHEW Q. PANNEK
JEFFREY C. SMITH
GAVIN MOLINELLI

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On November 30, 2007, Starboard Value and Opportunity Master Fund Ltd. (“Starboard”), an affiliate of Ramius Capital Group, L.L.C. (“Ramius Capital”), together with the other participants named herein, made a definitive filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and an accompanying GOLD proxy card to be used to solicit votes for the election of its nominees at the 2008 annual meeting of shareholders of Luby’s, Inc., a Delaware corporation (the “Company”).

Item 1:  On January 9, 2008, Starboard issued the following press release:

GLASS LEWIS & CO SUPPORTS CHANGE TO LUBY’S BOARD OF DIRECTORS

Believes That the Pappases “Have Detrimentally Affected the Company” and “Have Acted in Their Own Interests and Contrary to the Best Interests of the Company and its Shareholders”

Report Cites Numerous Current and Potential Conflicts of Interest Between the Pappases and the Board of Directors

Believes Luby’s Corporate Governance is Egregious and Calls For New and Better Oversight

Supports the Election of  Ramius’ Independent Director Nominees Who are Equipped with Restaurant Industry Experience and Unaffiliated with Either Luby’s or Pappas Restaurants

Ramius Urges Shareholders to Vote the GOLD Proxy Card ‘FOR’ Stephen Farrar, William J. Fox, Brion Grube, and Matthew Pannek.

NEW YORK – January 9, 2008 – Starboard Value and Opportunity Master Fund Ltd., an affiliate of RCG Starboard Advisors, LLC and Ramius Capital Group, L.L.C. (collectively, "Ramius"), today announced that Glass Lewis & Co, a leading independent voting advisory service, has recommended that shareholders of Luby’s Inc. ("Luby’s" or the "Company") (NYSE: LUB) vote on Ramius' GOLD proxy card to elect Stephen Farrar and Brion Grube to the Board of Directors of Luby’s at its 2008 Annual Meeting of Shareholders, which is scheduled for January 15, 2008.

Ramius Partner Jeffrey C. Smith said: “We are very pleased that yet another independent proxy advisory service has recommended that shareholders of Luby’s cast their votes in favor of change on Luby’s board of directors.  We are particularly gratified that Glass Lewis, in line with the recommendation recently issued by PROXY Governance Inc., another leading advisory service, concluded that our nominees are highly qualified to serve on the Luby’s Board.”

Mr. Smith added, “Given the numerous conflicts of interest and considerable corporate governance concerns, we believe that voting for all of Ramius’ independent nominees – Stephen Farrar, William J. Fox, Brion Grube and Matthew Pannek – is the best way to ensure that Luby’s will be run for the benefit of all shareholders.”

In its analysis, Glass Lewis noted:

“We believe that the Messrs. Christopher and Harris Pappas, as CEO and COO of the Company respectively, have detrimentally affected the Company.  They have acted in their own interests and contrary to the best interests of the Company and its shareholders, culminating in the aforementioned amendment to the Company’s poison pill and the Pappas brothers’ disproportionate financial gain, in comparison to shareholders, from their convertible notes.”

“Specifically, Messrs. Christopher and Harris Pappas eventually converted all of their convertible notes into common stock at a conversion price of $3.10, thereby realizing a market value of $42.4 million compared to the original $10 million investment.”

“We are also concerned that Messrs. Christopher and Harris Pappas not only serve as executives of the Company, but also serve as CEO and president, respectively, of Pappas Restaurants, Inc, a privately owned restaurant company that is engaged in numerous business transactions with the Company.”

“We question the need for the Company, through the leadership of Messrs. Christopher and Harris Pappas, to engage in business relationships with Pappas Restaurants, Inc.  We view such relationships as potentially creating conflicts for the Pappas brothers, as they may be forced to weigh their own interests in relation to shareholder interests when making board decisions.”

“In our view, the Pappas brothers may make decisions in favor of their privately owned restaurant at the expense of the Company and its shareholders.”

“Moreover, we believe shareholders should be concerned that Messrs. Christopher and Harris Pappas own an entity operating and potentially competing in the same industry as the Company.”

“Additionally, we are troubled by the numerous ties between Pappas Restaurants, Inc. and other directors and executives of the Company, which thereby exacerbate independence concerns at the Company.”

“In sum, we find the Company’s corporate governance egregious enough to warrant new and better oversight.  Therefore, we believe that electing directors who are equipped with restaurant industry experience and unaffiliated with either the Company or the Pappas entities is essential.”

Ramius strongly encourages Luby’s shareholders to sign, date, and return the GOLD proxy card and vote ‘FOR’ Stephen Farrar, ‘FOR’ William Fox, ‘FOR’ Brion Grube, and ‘FOR’ Matthew Pannek.

Shareholders who have questions, or need assistance in voting their shares, should call Ramius' proxy solicitors, Innisfree M&A Incorporated, Toll-Free at 877-800-5185 or collect at 212-750-5833.  For more information on how to vote, as well as other proxy materials, please visit www.shareholdersforlubys.com

About Ramius Capital Group, L.L.C.

Ramius Capital Group is a registered investment advisor that manages assets of approximately $9.6 billion in a variety of alternative investment strategies. Ramius Capital Group is headquartered in New York with offices located in London, Tokyo, Hong Kong, Munich, and Vienna.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

On November 30, 2007, Starboard Value and Opportunity Master Fund Ltd., an affiliate of Ramius Capital Group, L.L.C. (“Ramius Capital”), together with the other participants named herein, made a definitive filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and an accompanying GOLD proxy card to be used to solicit votes for the election of its nominees at the 2008 annual meeting of shareholders of Luby’s, Inc., a Delaware corporation (the “Company”).

RAMIUS CAPITAL ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE DEFINITIVE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION.  THE DEFINITIVE PROXY STATEMENT IS AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, THE PARTICIPANTS IN THE PROXY SOLICITATION WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR, INNISFREE M&A INCORPORATED, AT ITS TOLL-FREE NUMBER:  (877) 800-5185.

The participants in the proxy solicitation are Starboard Value and Opportunity Master Fund Ltd., a Cayman Islands exempted company  (“Starboard”), Parche, LLC, a Delaware limited liability company (“Parche”), RCG Enterprise, Ltd, a Cayman Islands exempted company (“RCG Enterprise”), RCG Starboard Advisors, LLC, a Delaware limited liability company (“RCG Starboard”), Ramius Capital Group, L.L.C., a Delaware limited liability company (“Ramius Capital”), C4S & Co., L.L.C., a Delaware limited liability company (“C4S”), Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss, Jeffrey M. Solomon, Stephen Farrar, William J. Fox, Brion G. Grube, Matthew Q. Pannek, Jeffrey C. Smith and Gavin Molinelli  (the “Participants”).

As of January 8, 2008, Starboard beneficially owned 1,778,616 shares of Common Stock of the Company and Parche beneficially owned 338,784 shares of Common Stock of the Company. As the sole non-managing member of Parche and owner of all economic interests therein, RCG Enterprise is deemed to beneficially own the 338,784 shares of Common Stock of the Company owned by Parche. As the investment manager of Starboard and the managing member of Parche, RCG Starboard Advisors is deemed to beneficially own the 1,778,616 shares of Common Stock of the Company owned by Starboard and the 338,784 shares of Common Stock of the Company owned by Parche. As the sole member of RCG Starboard Advisors, Ramius Capital is deemed to beneficially own the 1,778,616 shares of Common Stock of the Company owned by Starboard and the 338,784 shares of Common Stock of the Company owned by Parche. As the managing member of Ramius Capital, C4S is deemed to beneficially own the 1,778,616 shares of Common Stock of the Company owned by Starboard and the 338,784 shares of Common Stock of the Company owned by Parche. As the managing members of C4S, each of Mr. Cohen, Mr. Stark, Mr. Strauss and Mr. Solomon is deemed to beneficially own the 1,778,616 shares of Common Stock of the Company owned by Starboard and the 338,784 shares of Common Stock of the Company owned by Parche. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of such shares of Common Stock of the Company except to the extent of their pecuniary interest therein. As members of a “group” for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, Messrs. Farrar, Fox, Grube, Pannek, Smith and Molinelli are deemed to beneficially own the 1,778,616 shares of Common Stock of the Company owned by Starboard and the 338,784 shares of Common Stock of the Company owned by Parche. Messrs. Farrar, Fox, Grube, Pannek, Smith and Molinelli each disclaim beneficial ownership of shares of Common Stock of the Company that they do not directly own.

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Contact:
Media & Stockholders:
Sard Verbinnen & Co.
Dan Gagnier or Renée Soto, 212-687-8080